As filed with the Securities and Exchange Commission on January 12, 2009
Registration No. 333-113948

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RAMCO-GERSHENSON PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland	13-6908486
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Dennis Gershenson
Chairman of the Board, President and Chief Executive Officer
Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)
Copy to:
Donald J. Kunz, Esq.
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Ave.
Detroit, Michigan 48226-3506
(313)465-7454 (telephone)
(313)465-7455 (facsimile)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
Title of Each Class of	to be	Offering Price	Offering Price	Registration
Securities to be Registered	Registered(1)	Per Unit(1)(2)	(1)(3)(4)	Fee
Common Shares of Beneficial Interest, $0.01 par value
Preferred Shares of Beneficial Interest, $0.01 par value
Common Shares of Beneficial Interest, par value $.01 per share(5)
Warrants
TOTAL			$53,836,500(5)	$44,345(6)

(1)	There are being registered hereunder such indeterminate number of common shares, preferred shares and warrants to purchase common shares and preferred shares.

(2)	The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $350,000,000.

(4)	In U.S. dollars or the equivalent thereof in one or more foreign currencies or currency units or composite currencies, including the European Currency Unit.

(5)	Reflects the deregistration of $296,163,500 in securities that were not sold prior to the termination of the offering.

(6)	The registration fee was paid upon the filing of the original registration statement.

     This Post-Effective Amendment No. 1 relates to Registration Statement File No. 333-113948 on Form S-3 (the “Registration Statement”) of Ramco-Gershenson Properties Trust (the “Company”), registering $350,000,000 in common shares, preferred shares and warrants, which was filed with the Securities and Exchange Commission on March 26, 2004.
     The offering pursuant to the Registration Statement has been terminated. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment No. 1, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan, on January 9, 2009.

RAMCO-GERSHENSON PROPERTIES TRUST
By:	/s/ Dennis E. Gershenson
	Name:	Dennis E. Gershenson
	Title:	Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date:

/s/ Dennis E. Gershenson	Chairman of the Board, President and Chief Executive Officer
Dennis E. Gershenson	(Principal Executive Officer)	January 9, 2009

/s/ Richard J. Smith	Chief Financial Officer & Secretary
Richard J. Smith	(Principal Accounting and Financial Officer)	January 9, 2009

/s/ Stephen R. Blank*	Trustee
Stephen R. Blank		January 9, 2009

/s/ Arthur H. Goldberg*	Trustee
Arthur H. Goldberg		January 9, 2009

/s/ Robert A. Meister*	Trustee
Robert A. Meister		January 9, 2009

/s/ Joel M. Pashcow*	Trustee
Joel M. Pashcow		January 9, 2009

/s/ Mark K. Rosenfeld	Trustee
Mark K. Rosenfeld		January 9, 2009
Trustee
Michael A. Ward

*	By Richard J. Smith, attorney-in-fact.

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